Exhibit 99.1

UTStarcom Completes Sale of Facility in Hangzhou China

ALAMEDA, Calif., May 26, 2010 — UTStarcom, Inc. (Nasdaq: UTSI) today announced that the title has been transferred to the buyer in relation to its previously announced sale of its facility in Hangzhou, China to the Zhongnan Group of Companies.

Pursuant to this transaction the Company sold its 2.6 million square foot manufacturing operations, research and development and administrative offices facility as well as certain other assets related to the property for a total purchase price of RMB 950 million (approximately US $140 million), or RMB 900 million (approximately US $132 million) net of taxes.  To date, the Company has received approximately RMB 855 million of the purchase price and taxes on the transaction have been paid.  The remaining purchase price is to be paid following the inspection and handover of the property.  As previously disclosed, UTStarcom is leasing back a portion of the building to maintain its current operations and presence in Hangzhou.  The anticipated commencement date of this leaseback is May 27, 2010.

“We are very pleased to deliver on our commitment to monetize our underutilized facility in Hangzhou, China,” said Peter Blackmore, chief executive officer and president of UTStarcom. “With this significant infusion of cash, UTStarcom has strengthened its debt free balance sheet and is in a stronger competitive position.”

Jones Lang LaSalle acted as a real estate advisor to the Company.

About UTStarcom, Inc.

UTStarcom is a global leader in IP-based, end-to-end networking solutions and international service and support. The Company sells its solutions to operators in both emerging and established telecommunications markets around the world. UTStarcom enables its customers to rapidly deploy revenue-generating access services using their existing infrastructure, while providing a migration path to cost-efficient, end-to-end IP networks.

Founded in 1991 and headquartered in Alameda, California, the Company has research and development operations in the United States, China, and India. For more information about UTStarcom, visit the Company’s Web site at http://www.utstar.com.

Forward-Looking Statements

This release includes forward-looking statements, including statements regarding profitable growth and the Company’s long-term strategy. These statements are forward-looking in nature and subject to risks and uncertainties that may cause actual results to differ materially. These risks include the ability of the Company to realize anticipated results of operational improvements, increase bookings, successfully transition to a new management team and headquarters location and execute on its business plan as well as risk factors identified in its latest Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as filed with the Securities and Exchange Commission. The Company is in a period of significant transition and in the conduct of its business is exposed to additional risks as a result. All forward-looking statements included in this release are based upon information available to the Company as of the date of this release, which may change, and we assume no obligation to update any such forward-looking statement.

CONTACT:  Linda Rothemund of Market Street Partners, +1-415-445-3236, for UTStarcom, Inc.